Exhibit 10.11

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of this 25th day of May, 2010 (the “Effective Date”) by and between EndoStim, Inc., a Delaware corporation (the “Company”), and Bevil J. Hogg (“Hogg”).

WHEREAS, on the Effective Date, Hogg and the Company entered into an At-Will Employment Agreement (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company has issued to Hogg 400,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and as a condition to such issuance, Hogg has agreed to enter into this Agreement;

WHEREAS, the Company’s Board of Directors has previously determined that the fair market value of the Common Stock is $0.05 per share; and

WHEREAS, the Company and Hogg desire to place certain restrictions on the 400,000 shares of Common Stock issued to Hogg pursuant to this Agreement (the “Shares”).

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Issuance of Shares.

The Company is issuing the Shares to Hogg as of the Effective Date, subject to the terms and conditions set forth in this Agreement. Hogg agrees that the Shares shall be subject to the terms and conditions of this Agreement, including without limitation the purchase option set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2. Purchase Option.

If at any time after the Effective Date, the Company experiences a Liquidity Event (as defined in the Employment Agreement) and the annual internal rate of return (“IRR”) received by the investors purchasing the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) in the Company’s initial sale thereof is less than 100%, then the Company may at its option repurchase the number of Shares set forth below in the column labeled “Repurchase Shares” corresponding to the applicable IRR set forth in the column labeled “IRR% Range”, it being understood that the number of Shares in the column labeled “Vested Shares” shall vest with Hogg and the Company shall not have the right to repurchase such Shares:

IRR% Range	Repurchase Shares	Vested Shares
0-39.99	400,000	0
40-49.99	300,000	100,000
50-59.99	250,000	150,000
60-69.99	200,000	200,000
70-79.99	150,000	250,000
80-89.99	100,000	300,000
90-99.00	50,000	350,000
100+	0	400,000

Notwithstanding the foregoing, the number of Shares vesting with Hogg (and the corresponding right of the Company to repurchase Shares) shall be adjusted as follows: (a) the Shares will only vest if the initial purchasers of the Series B Preferred have received a return of at least 2.5 times their investment with respect to such shares of Series B Preferred (on a fully diluted basis, assuming the vesting of appropriate number of Shares) in the Liquidity Event; (b) the number of Shares vesting pursuant to the table above shall be reduced by (i) 25% if a Liquidity Event occurs within 9 months following the termination of Hogg’s employment with the Company and (ii) 50% if a Liquidity Event occurs between 9 and 18 months following the termination of Hogg’s employment with the Company; (c) no Shares will vest if a Liquidity Event occurs more than 18 months following the termination of Hogg’s employment with the Company; and (d) no Shares will vest if Hogg is terminated by the Company for Cause (as defined in the Employment Agreement).

3. Exercise of Purchase Option and Closing.

(a) The price for which the Company may repurchase Shares pursuant to Section 2 shall be $0.001 per Share (the “Option Price”).

(b) The Company may exercise the purchase option set forth in Section 2 (the “Purchase Option”) by delivering or mailing to Hogg (or his estate) notice either (i) within a reasonable amount of time before a Liquidity Event, (ii) at any time after Hogg is terminated by the Company for Cause (as defined in the Employment Agreement), or (iii) at any time after the date that is 18 months following the termination of Hogg’s employment with the Company. Such notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full of the aggregate Option Price for such Shares.

(c) Within 5 days after delivery to Hogg of the Company’s notice of the exercise of the Purchase Option pursuant to Section 3(b), Hogg (or his estate) shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company; provided that if Hogg (or his estate) fails to deliver such certificate(s) within such 10-day period, then such certificates shall be deemed cancelled as of the date of delivery to Hogg of the notice of exercise and payment for such Shares as required pursuant to Section 3(b) and, thereafter, Hogg (or his estate) shall promptly return such certificates to the Company by certified or registered mail.

(d) After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 3(c), the Company shall not pay any dividend to Hogg on account of such Shares or permit Hogg to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

(e) The Option Price is payable in cash or check.

(f) The Company may assign the Purchase Option to one or more persons.

4. Restrictions on Transfer.

Hogg shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any of the Shares, or any interest therein, that are subject to the Purchase Option, except that Hogg may transfer such Shares (i) to or for the benefit of his spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Company’s Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of Hogg and/or Approved Relatives; provided that such Shares shall remain subject to this Agreement and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).

5. Voting.

At any point in time after the Effective Date until such time, if ever, that the Shares have vested, in any matter that is presented to the holders of Common Stock for a vote, Hogg agrees to vote the Shares in the same proportion as voted by all other holders of Common Stock.

6. Restrictive Legends.

All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND AN OPTION TO PURCHASE SET FORTH IN A CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THESE SHARES (OR HIS PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE CORPORATION.”

7. Withholding Taxes; Section 83(b) Election.

(a) Hogg acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to Hogg any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by Hogg or the lapse of the Purchase Option.

(b) Hogg has reviewed with Hogg’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Hogg is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Hogg understands that Hogg (and not the Company) shall be responsible for Hogg’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Hogg understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are purchased rather than when and as the Purchase Option expires by filing an election under Section 83(b) of the Internal Revenue Code of 1986 with the I.R.S. within 30 days from the date of purchase.

HOGG ACKNOWLEDGES THAT IT IS HOGG’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF HOGG REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HOGG’S BEHALF.

8. Miscellaneous.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Company’s Board of Directors.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Hogg and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(d) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(d).

(e) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(g) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Hogg.

(h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Missouri without regard to any applicable conflicts of laws.

(i) Hogg’s Acknowledgments. Hogg acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Hogg’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Bryan Cave LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for Hogg.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and Hogg has, by receipt of this Agreement and acceptance of the benefits hereunder, accepted the terms hereof, all as of the date first above written.

ENDOSTIM, INC.

By:	/s/ Raul Perez
Raul E. Perez, Chairman of the Board

/s/ Bevil J. Hogg
Bevil J. Hogg

AMENDMENT TO THE

BEVIL J. HOGG

RESTRICTED STOCK AGREEMENT

WHEREAS, EndoStim, Inc., a Delaware corporation (“Company”) previously entered into a Restricted Stock Agreement (“Agreement”) with Bevil J. Hogg (“Hogg”) on May 25, 2010; and

WHEREAS, pursuant to Section 8(g) of the Agreement, the Company and Hogg reserved the right to amend the Agreement by a written instrument executed by the Company and Hogg; and

WHEREAS, the Company and Hogg desire to amend the Agreement modify the vesting schedule and separately, to provide for accelerated vesting of the restricted shares granted pursuant to the Agreement upon the death or disability of Hogg.

NOW, THEREFORE, effective immediately, the Agreement is modified as follows, provided that except as set forth in the modifications below, the Agreement shall continue in effect in such form as was in effect immediately prior to the date of this Amendment:

I.	The table in Section 2 is deleted in its entirety and replaced with the following:

IRR% Range	Repurchase Shares	Vested Shares
0 – 19.99%	400,000	0
20 – 20.99%	150,000	250,000
30 – 39.99%	100,000	300,000
40 – 49.99%	50,000	350,000
50% or Greater	0	400,000

II.	The following is added to the end of Section 2:

“Notwithstanding the foregoing, upon Hogg’s termination of employment due to death or Disability prior to the occurrence of a Liquidity Event, Hogg shall vest in one-third of his then outstanding and unvested Shares. Any Shares that do not vest in accordance with Hogg’s termination of employment due to death or Disability prior to the occurrence of a Liquidity Event shall be subject to the Company’s option to repurchase the number of such unvested Shares. For purposes of this Agreement, Disability shall mean Hogg’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

III.	Section 3(b) is deleted in its entirety and replaced with the following:

“(b) The Company may exercise the purchase option set forth in Section 2 (the “Purchase Option”) by delivering or mailing to Hogg (or his estate) notice either (i) immediately prior to a Liquidity Event with respect to any Shares that do not vest in connection with the Liquidity Event, (ii) at any time after Hogg is terminated by the Company for Cause (as defined in the Employment Agreement), (iii) at any time after Hogg’s employment with the Company terminates due to death or Disability, (iv) at any time after the date that is 18 months following the termination of Hogg’s employment with the Company other than for Cause, death, or Disability. Such notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full of the aggregate Option Price for such Shares.”

IN WITNESS WHEREOF, the Company and Hogg, have caused this instrument to be duly executed as of this 19th day of March 2013.

EndoStim, Inc.

By:

/s/ Bevil J. Hogg
Bevil J. Hogg

WAIVER UNDER

BEVIL J. HOGG

RESTRICTED STOCK AGREEMENT

THIS WAIVER UNDER THE RESTRICTED STOCK AGREEMENT (this “Waiver”) by and between EndoStim, Inc., a Delaware corporation (the “Company” or “EndoStim”), and Bevil J. Hogg (“Hogg”) is made and entered into as of the 26th day of September, 2014, but effective as of and contingent upon the closing of the initial public offering of shares of the Company’s common stock (the “Effective Date”), as approved by the Board of Directors or a pricing committee thereof (the “IPO”).

WHEREAS, the Company previously entered into a Restricted Stock Agreement with Hogg on May 25, 2010 (as amended, the “Agreement”); and

WHEREAS, pursuant to Section 8(b) of the Agreement, any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Company’s Board of Directors; and

WHEREAS, subject to the terms and conditions set forth below, and as of the effective times described below, the Company desires to waive the following provisions under the Agreement: (i) the Purchase Option in the Agreement, and (ii) the transfer restrictions in Section 4 thereof, provided that in the case of (ii) Hogg shall have entered into any lock-up or other market stand-off agreement requested by the underwriters in the IPO.

NOW, THEREFORE, effective immediately, the Company agrees to the following under Section 8(b) of the Agreement:

1. Effective as of the Effective Date and conditioned on the closing of the IPO, the Company irrevocably waives and agrees not to exercise the Purchase Option set forth in Section 3 of the Agreement, so that all of the shares subject to the Agreement shall no longer be subject to such Purchase Option, notwithstanding the IPO may otherwise constitute a Liquidity Event.

2. Effective as of 180 days following the Effective Date and conditioned on the closing of the IPO and Hogg having entered into a form of lock-up or other market stand-off agreement as may be requested by the underwriters in the IPO, the Company irrevocably waives and agrees not to enforce the transfer restrictions set forth in Section 4 of the Agreement.

3. Except as set forth herein, the Agreement shall continue in effect in such form as was in effect immediately prior to the date of this Waiver.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first set forth above.

EndoStim, Inc.

By:		/s/ Douglas D. French
	Name:	Douglas D. French
	Title:	Chairman of the Board